EXHIBIT 99.1

PRESS RELEASE

Contact: Scott Meyerhoff

Chief Financial Officer

(770) 248-9600

INTERCEPT ANNOUNCES FIRST QUARTER 2003 FINANCIAL RESULTS

ATLANTA, GA (May 7, 2003) – InterCept, Inc. (Nasdaq: ICPT), a leading provider of technology products and services for financial institutions and merchants, today reported financial results for the three months ended March 31, 2003.

Financial Results

Net revenues for the three months ended March 31, 2003 totaled $65.2 million, a 62.4% increase compared with $40.2 million for the three months ended March 31, 2002. Net income available to common shareholders, excluding (a) an assessment of $780,000 for non-compliance with association charge-back guidelines and (b) severance payments totaling $685,000 related to InterCept’s merchant processing unit, totaled $2.4 million or $0.12 per share (diluted), on 20.2 million average shares outstanding for the three months ended March 31, 2003, versus $4.7 million or $0.25 per share (diluted), on 19.1 million shares outstanding for the three months ended March 31, 2002. On a GAAP basis, net income available to common shareholders including these charges was $1.5 million or $0.07 per share (diluted) for the three months ended March 31, 2003 versus net income of $3.2 million or $0.17 per share (diluted) for the three months ended March 31, 2002. The results for the three months ended March 31, 2002 include a $1.5 million net loss generated from InterCept’s 28% ownership of Netzee, Inc. Netzee sold substantially all of its assets on December 31, 2002, and InterCept is no longer required to recognize losses related to Netzee after that date.

John W. Collins, InterCept’s Chairman and CEO, stated “The first quarter was very positive in several areas. We finished the quarter with positive net income, and experienced solid performance in new product installations and new bank signings. Our financial strength and experienced management team place us in a strong position to continue to win opportunities and create next generation products for our customers. At the end of April, we hosted 280 attendees at our 2003 Envision Forum customer conference, which was exceptionally beneficial as an opportunity to share business ideas and get feedback on our products and services. We will hold a customer conference annually and make every opportunity throughout the year to communicate effectively to all of our audiences the broad scope of what this company can do, how solid it is and the team’s vision for being the very best provider in the industry.”

First Quarter 2003 Financial Detail

        Income Statement Review

Total revenues grew to $65.2 million for the three months ended March 31, 2003 from $40.2 million for the three months ended March 31, 2002. Of the $65.2 million, 92% was recurring in nature. Total revenues from Financial Institution Services grew to $43.5 million from $37.0 million, total revenues from Merchant Services grew to $17.4 million from $0.5 million, and customer reimbursements grew to $4.3 million from $2.7 million for the comparable period. Revenue from Financial Institution Services increased due to the acquisition of item processing centers in July 2002 and internal growth. Revenue from Merchant Services was higher as a result of the acquisitions of iBill and EPX during the second quarter of 2002, partially offset by customer attrition in InterCept’s merchant base.

Net Income available to common shareholders excluding the amounts related to (a) the $780,000 assessment from the association and (b) the severance payments totaling $685,000 related to InterCept’s merchant processing unit, totaled $2.4 million or $0.12 per share in the first quarter of 2003 from a total of $4.7 million, or $0.25 per share during the first quarter of 2002. On a GAAP basis, net income available to common shareholders including these losses was $1.5 million or $0.07 per share (diluted) for the three months ended March 31, 2003 versus net income of $3.2 million or $0.17 per share (diluted) for the three months ended March 31, 2002.

Internal growth of revenues for the Financial Institution segment was approximately 6% and internal growth for the Merchant Services segment was 1%. This growth in the Financial Services segment was attributable to growth in InterCept’s existing customer base as well as conversions of new customers. The increase in the Merchant Services segment was attributable to new customer signings during the year, offset by customer attrition. InterCept expects the internal growth percentage to be negative for Merchant Services during the second quarter due to a lower number of merchant customers in late 2002 and 2003.

Gross margins totaled approximately 49.1% for the first quarter of 2003 as compared to 51.5% for the first quarter of 2002 and 50.2% for the fourth quarter of 2002. Gross margins decreased from the first quarter of 2002 because of the inclusion of additional revenue from the company’s acquisition in July 2002 of item processing centers as well as additional equipment and installation revenues which carry lower gross margins. Gross margins were down over the fourth quarter due to higher year-end print volumes as well as increased sales of conversion-related equipment and services.

Selling, general and administrative expenses (excluding (a) the $780,000 assessment from the association and (b) the severance payments of $685,000 related to InterCept’s merchant processing unit) as a percentage of revenues totaled 35.8% as compared to 29.8% for the first quarter of 2002 and 35.7% for the fourth quarter of 2002 (excluding a $20.0 million impairment charge from the fourth quarter 2002 calculation). On a GAAP basis, SG&A as a percentage of revenues totaled 38.1% as compared to 29.8% for the first quarter of 2002 and 35.7% for the fourth quarter of 2002.

InterCept processes MasterCard transactions through First Financial Bank and its affiliate, First Data Management Services Corporation (together referred to as “First Data”). On March 14, 2003, First Data was notified by MasterCard of an estimated assessment with respect to noncompliance with MasterCard’s charge-back rules by Internet Billing Company (iBill), InterCept’s wholly-owned subsidiary. First Data notified InterCept that MasterCard had reviewed the historical charge-back percentages for the iBill operations for the period from January 1, 2001 through February 28, 2003, and had determined that those percentages exceeded MasterCard’s limits. On March 31, 2003, InterCept agreed to pay a total of $5.85 million to First Data and MasterCard for the final assessment. Of that amount, $3.5 million was recorded as an adjustment of the iBill purchase price, $1.9 million was recorded as an expense for the quarter ended December 31, 2002, and $450,000 was recorded as an expense during the first quarter of 2003. InterCept also established a reserve of $330,000 in the first quarter of 2003 to cover any additional fines that may be imposed.

The effective tax rate for the first quarter of 2003 was 38.2% as compared to 36.9% for the first quarter of 2002. The increase in the effective rate is mainly due to increased profits in states with higher tax rates.

        Balance Sheet Review

Indebtedness outstanding on InterCept’s $50.0 million line of credit was $33.0 million at March 31, 2003, down nearly $12.0 million from December 31, 2002. As of May 6, 2003, the outstanding indebtedness on the line of credit had decreased to $31.0 million. The amount outstanding on InterCept’s CD-secured note was $17.0 million at March 31, 2003. This note is secured by cash investments of $18.0 million. As previously discussed, InterCept is in conversations with several lenders and intends to enter into a new credit facility to replace its existing facility, although no timetable has been established for completion of the refinancing.

Capital expenditures were $4.5 million for the three months ended March 31, 2003.

Client payouts and reserves decreased to $49.5 million as of March 31, 2003 compared to $58.7 million as of December 31, 2002. This decrease is due to lower transaction volume in the Merchant Services division.

SLM

On December 3, 2001, InterCept entered into a loan agreement with SLMsoft.com, Inc., a Canadian company and its U.S. subsidiary, under which SLM borrowed $7.0 million in exchange for cash and settlement of other indemnification amounts that SLM owed to InterCept. The SLM loan agreement, as amended on September 30, 2002, has an outstanding balance of $7.0 million and is secured by 401,954 shares of InterCept common stock. SLM’s U.S. non-operating subsidiary recently declared bankruptcy, causing an event of default under the loan agreement. Although InterCept believes that the note is not currently impaired, it is negotiating with SLM to amend or otherwise settle the loan agreement.

Sovereign Bank

As stated in InterCept’s April 17, 2003 conference, the first phase of its conversion of Sovereign Bank’s item processing and check imaging operations to InterCept’s centers is scheduled to take place in July to August 2003, and the second phase is scheduled for November to December 2003.

Effect of Recent Settlement by MasterCard and Visa of Class Action

As recently reported, MasterCard and Visa have settled the class action lawsuit brought by Wal-Mart and others regarding debit card transactions. Based on current information about the settlement, it is unclear what impact the changes will have on InterCept’s EFT and debit card operations. As additional information is released, InterCept will continue to analyze the settlement and its potential effect on InterCept.

Analyst Conferences

InterCept has begun holding quarterly analyst conferences to provide further insight into its operations and earnings. Because the first analyst conference was recently held on April 17, InterCept has elected to forego a conference call to discuss the current earnings release. The next analyst conference will be held in Boston, Massachusetts on Monday, August 11, 2003, to coincide with InterCept’s release of its second quarter financial results. Several members of InterCept’s management team will make presentations and be available to answer questions at that conference. Further details regarding the location and agenda for the conference and webcast information will be released at a later date.

About InterCept

InterCept, Inc. is a single-source provider of a broad range of technologies, products and services that work together to meet the technology and operating needs of financial institutions and merchants. InterCept’s products and services include core data processing, check processing and imaging, electronic funds transfer, debit and credit card processing, data communications management, and related products and services. For more information about InterCept, go to www.intercept.net or call 770.248.9600.

We believe that presentation of non-GAAP financial measures in this press release provides useful information to investors regarding InterCept’s financial condition and results of operations because it permits investors to better understand our core business without the effects of (a) unusual items and (b) a cash payment that is covered by escrow proceeds we received in February and by merchant processing reserves established for that purpose.

This release contains forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions, estimates, and projections about InterCept and our industry. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of InterCept’s control, that may cause actual results to differ materially from those expressed or implied by forward-looking statements. These risks and uncertainties include whether we can convert Sovereign Bank to our item processing and check imaging centers in the time frames we expect. Please see the section in our most recent Annual Report on Form 10-K entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations – Disclosure Regarding Forward-Looking Statements.

InterCept, Inc.

Financial Highlights

(unaudited and in thousands, except per share data)

	Three Months Ended March 31,
	2003	2002
Revenues:
Financial institution services	$43,527	$36,990
Merchant services	17,445	475
Customer reimbursements	4,261	2,715

Total revenues	65,233	40,180

Cost of Services:
Costs of financial institution services	21,751	16,748
Costs of merchant services	7,221	29
Customer reimbursements	4,261	2,715

Total cost of services	33,233	19,492

Selling, general and administrative	24,843	11,974
Depreciation and amortization	4,782	2,414

Operating income	2,375	6,300
Other income, net	(4)	1,178

Income before income taxes, equity in loss of affiliates, and minority interest	2,371	7,478
Provision for income taxes	905	2,756
Equity in loss of affiliates	19	(1,487)
Minority interest	(13)	(7)

Net income	1,472	3,228

Income per share:
Basic	$0.08	$0.18

Diluted	$0.07	$0.17

Weighted average shares outstanding:
Basic	19,585	17,996
Diluted	20,165	19,125

InterCept, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2003	December 31, 2002
	unaudited
ASSETS
Current assets:
Cash and cash equivalents	$11,675	$24,071
Short term investments	18,122	19,239
Accounts receivable, net	31,984	29,229
Advances to SLM	7,044	7,485
Deferred tax assets	2,579	2,536
Prepaid expenses	6,972	6,782
Inventory and other	16,823	15,537

Total current assets	95,199	104,879

Property and equipment, net	44,246	42,324
Intangible assets, net	82,331	83,418
Goodwill, net	210,084	216,144
Other assets	23,591	25,849

Total assets	$455,451	$472,614

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$50,338	$23,740
Accounts payable and accrued expenses	21,215	19,364
Client payouts and reserves	49,538	58,740
Deferred revenue	12,430	11,825

Total current liabilities	133,521	113,669

Long-term debt, net of current portion	8	39,425
Deferred revenue	349	376
Deferred taxes	4,435	3,832

Total liabilities	138,313	157,302

Minority interest	267	253

Shareholders’ equity:
Common stock	301,494	301,152
Retained earnings	15,732	14,255
Unrealized gain on securities	(355)	(348)

Total shareholders’ equity	316,871	315,059

Total liabilities and shareholders’ equity	$455,451	$472,614

InterCept, Inc.

Condensed Consolidated Statement of Operations

Three Months Ended March 31, 2003

(unaudited and in thousands except per share data)

	GAAP	Unusual Items	Non-GAAP Financial Measure
Revenues:
Financial institution services	$43,527	$—	$43,527
Merchant services	17,445	$—	17,445
Customer reimbursements	4,261	—	4,261

Total Revenues	65,233	—	65,233

Cost of Services:
Costs of financial institution services	21,751		21,751
Costs of merchant services	7,221		7,221
Customer reimbursements	4,261	—	4,261
Selling, general & administrative	24,843	(1,465)	23,378
Depreciation & amortization	4,782	—	4,782

Total Operating Expenses	62,858	(1,465)	61,393

Operating Income	2,375	1,465	3,840

Other Income, net
Interest income, net	(4)	—	(4)

Total Other Income, net	(4)	—	(4)

Income Before Income Taxes, Equity in Loss of Affiliates, and Minority Interest	2,371	1,465	3,836

Provision for Income Taxes	905	558	1,463
Equity in Income of Affiliate	19	—	19
Minority interest	(13)	—	(13)

Net Income Attributable To Common Shareholders	$1,472	$907	$2,379

Net Income Per Common Share (Diluted)	$0.07		$0.12

Weighted Average Shares Outstanding (Diluted)	20,165		20,165

InterCept, Inc. and Subsidiaries

Segment Information

(unaudited and in thousands)

	Financial Institution Services		Merchant Services
	Three Months Ended March 31,		Three Months Ended March 31,
	2003	2002	2003	2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Service fees	$38,295	$33,350	$17,445	$475
Data communications management	2,438	1,974	—	—
Equipment and product sales, services and other	2,794	1,666	—	—
Customer reimbursements	4,261	2,715	—	—

Total revenues	47,788	39,705	17,445	475

Costs of services:
Costs of service fees	17,769	14,099	7,221	29
Costs of data communications management	1,808	1,363	—	—
Costs of equipment and product sales, services and other	2,174	1,286	—	—
Customer reimbursements	4,261	2,715	—	—

Selling, general and administrative expenses	16,291	11,723	8,552	251
Depreciation and amortization	3,279	2,409	1,503	5

Total operating expenses	45,582	33,595	17,276	285

Operating income	$2,206	$6,110	$169	$190